August 9, 2022

Array Technologies, Inc. Reports Financial Results for the Second Quarter 2022 – Outperforms on revenue and adjusted EBITDA, delivers organic growth of 79% in Array Legacy Operation segment, and has third straight quarter of gross margin improvement

Second Quarter 2022 Highlights
•Revenue of $424.9 million
•Net loss to common stockholders of $15.0 million
•Adjusted EBITDA(1) of $25.9 million
•Basic and diluted net loss per share of $0.10
•Adjusted basic and diluted net earnings per share(1) of $0.09
•Executed contracts and awarded orders at June 30, 2022 totaling $1.9 billion

(1) A reconciliation of the most comparable GAAP measure to its Non-GAAP measure is included below.

ALBUQUERQUE, NM — (GLOBE NEWSWIRE) — Array Technologies (NASDAQ: ARRY) (“Array” or “the Company”), a leading provider of tracker solutions and services for utility-scale solar energy projects, today announced financial results for its second quarter ended June 30, 2022.

“In the second quarter, our consolidated revenue grew by 116% and had organic growth in our legacy Array business of 79%. This substantial growth is a testament to not only Array’s product and service offerings, but also our ability to provide flexible solutions for our customers in a shifting demand landscape while also maintaining a relentless focus on operational execution,” said Kevin Hostetler, Chief Executive Officer. “In addition to our top line growth, in the second quarter we also delivered gross margin of 11.1%, which was our third consecutive quarter of improvement. This continued progress demonstrates we are on the path to restoring our historical margins as our mix of new, higher priced, contracts continue to improve.”

Mr. Hostetler continued, “As we look at the current state of our industry in the U.S., we are encouraged by the recent executive order issued by President Biden in support of domestic clean energy. The executive order means that we believe the approximately $240.0 million of projects we previously identified as at risk are now expected to move forward. While we don’t expect the majority of these projects will get delivered in 2022 due to lead times, it is important that this demand is now solidified. Additionally, the Inflation Reduction Act, when passed, provides meaningful clarity on the long-term incentive structure for the solar industry, including investments that aim to tackle climate change. This clarity allows participants to confidently make decisions on future investments therein accelerating the adoption of solar energy. We strongly encourage the House to pass this bill and President Biden to sign it into law.”

Mr. Hostetler concluded, “Finally, given our strong second quarter and the additional clarity on our domestic demand landscape we are reaffirming our 2022 outlook.”

Second Quarter 2022 Financial Results

Revenues increased 116% to $424.9 million, compared to $196.5 million for the prior-year period, primarily driven by the acquisition of STI Norland which contributed revenue of $72.7 million. Excluding the impact of the acquisition, revenue was up $155.7 million, or 79%, driven by both an increase in the total number of MWs shipped and an increase in ASP.

Gross profit increased 131% to $47.4 million compared to $20.5 million in the prior year period, driven primarily by the increase in volume both from the acquisition of STI as well as our organic growth. Gross margin increased to 11.1% from 10.4% driven by a larger portion of higher priced contracts and the addition of STI.

Operating expenses increased to $54.2 million compared to $21.1 million during the same period in the prior year. The higher expense is primarily related to a $18.3 million increase in amortization expense related to the STI acquisition. The remaining increase primarily represents the additional operating expenses from the STI business as well as higher headcount related costs to support the Company’s growth.

Net loss to common stockholders was $15.0 million compared to a net loss of $5.5 million during the same period in the prior year, and basic and diluted loss per share were $0.10 compared to basic and diluted loss per share of $0.04 during the same period in the prior year.

Adjusted EBITDA increased to $25.9 million, compared to $9.9 million for the prior-year period.

Adjusted net income was $14.2 million compared to adjusted net income of $3.0 million during the same period in the prior year and adjusted basic and diluted adjusted net income per share was $0.09 compared to adjusted net income per share of $0.02 during the same period in the prior year.

Executed Contracts and Awarded Orders

Total executed contracts and awarded orders at June 30, 2022 were $1.9 billion, with $1.5 billion from our Array Legacy Operations segment and $0.4 billion from STI Norland. The $1.9 billion represents an increase of 110% from June 30, 2021.

Full Year 2022 Guidance

For the year ending December 31, 2022, the Company reaffirms it expectations of:

•Revenue to be in the range of $1.30 billion to $1.50 billion

•Adjusted EBITDA(2) to be in the range of $120.0 million to $140.0 million

•Adjusted net income per share(2) to be in the range of $0.25 to $0.35

(2) A reconciliation of projected adjusted EBITDA and adjusted net income per share, which are forward-looking measures that are not prepared in accordance with GAAP, to the most directly comparable GAAP financial measures, is not provided because we are unable to provide such reconciliation without unreasonable effort. The inability to provide a quantitative reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the components of the applicable GAAP measures and non-GAAP adjustments may be recognized. The GAAP measures may include the impact of such items as non-cash share-based compensation, revaluation of the fair-value of our contingent consideration, and the tax effect of such items, in addition to other items we have historically excluded from adjusted EBITDA and adjusted net income per share. We expect to continue to exclude these items in future disclosures of these non-GAAP measures and may also exclude other similar items that may arise in the future (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments are inherently unpredictable as to if or when they may occur. As such, for our 2022 outlook, we have not included estimates for these items and are unable to address the probable significance of the unavailable information, which could be material to future results.

Conference Call Information

Array management will host a conference call today at 5:00 p.m. Eastern Time to discuss the Company’s financial results. The conference call can be accessed live over the phone by dialing (877) 451-6152 (domestic) or (201) 389-0879 (international). A telephonic replay will be available approximately three hours after the call by dialing (844)-512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13731316. The replay will be available until 11:59 p.m. Eastern Time on August 23, 2022.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://ir.arraytechinc.com. The online replay will be available for 30 days on the same website immediately following the call.

To learn more about Array Technologies, please visit the company's website at http://ir.arraytechinc.com.

About Array Technologies, Inc.
Array Technologies (NASDAQ: ARRY) is a leading global renewable energy company and provider of utility-scale solar tracking technology. Engineered to withstand the harshest conditions on the planet, Array’s high-quality solar trackers and sophisticated software maximize energy production, accelerating the adoption of cost-effective and sustainable energy. Founded and headquartered in the United States, Array relies on its diversified global supply chain and customer-centric approach to deliver, commission and support solar energy developments around the world, lighting the way to a brighter, smarter future for clean energy. For more news and information on Array, please visit arraytechinc.com and stinorland.com.

Investor Relations Contact:
Array Technologies, Inc.
Investor Relations
505-437-0010
investors@arraytechinc.com

Forward-Looking Statements
This press release contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our projected future results of operations, business strategies, our continued integration of STI Norland and industry and regulatory environment. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” "seek," “should,” “will,” “would” or similar expressions and the negatives of those terms.

Array’s actual results and the timing of events could materially differ from those anticipated in such forward-looking statements as a result of certain risks, uncertainties and other factors, including without limitation: we may be unable to successfully integrate the business of STI Norland into our business or achieve the anticipated benefits of the acquisition of STI Norland; if demand for solar energy projects does not continue to grow or grows at a slower rate than we anticipate, our business will suffer; a loss of one or more of our significant customers, their inability to perform under their contracts, or their default in payment, could harm our business and negatively impact revenue, results of operations and cash flows; the impact of the ongoing conflict in Ukraine on our business; the ongoing COVID-19 pandemic; significant changes in the costs of raw materials could adversely affect our financial performance; defects or performance problems in our products could result in loss of customers, reputational damage and decreased revenue, and we may face warranty, indemnity and product liability claims arising from defective products; existing electric utility industry policies and regulations, and any subsequent changes, may present technical, regulatory and economic barriers to the purchase and use of solar energy systems, which may significantly reduce demand for our products or harm our ability to compete; changes in the U.S. trade environment, including the imposition of import tariffs, could adversely affect the amount or timing of our revenues, results of operations or cash flows; and the other risks and uncertainties described in more detail in the Company’s most recent Annual Report on Form 10-K and other documents on file with the SEC, each of which can be found on our website www.arraytechinc.com.

Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Non-GAAP Financial Information
This presentation includes certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per share. We define Adjusted EBITDA as net income (loss) plus (i) interest expense, (ii) other (income) expense, (iii) income tax expense (benefit), (iv) depreciation expense, (v) amortization of intangibles, (vi) equity-based compensation, (vii) remeasurement of the fair value of contingent consideration, (viii) certain acquisition related costs, (ix) certain legal expense, and (x) other costs. We define Adjusted Net Income as net income (loss) less preferred dividends and accretion plus (i) amortization of intangibles, (ii) amortization of debt discount and issuance costs (iii) preferred dividend accretion, (iv) equity-based compensation, (v) remeasurement of the fair value of contingent consideration, (vi) certain legal expense, (viii) certain acquisition related costs, (ix) other costs, and (x) income tax (expense) benefit of adjustments. A detailed reconciliation between GAAP results and results excluding special items (“non-GAAP”) is included within this presentation. We calculate net income (loss) per share as net income (loss) to common shareholders divided by the basic and diluted weighted average number of shares outstanding for the applicable period and we define Adjusted Net Income (as detailed above) per share as Adjusted Net Income divided by the basic and diluted weighted average number of shares outstanding for the applicable period.

We believe that these non-GAAP financial measures are provided to enhance the reader’s understanding of our past financial performance and our prospects for the future. Our management team uses these non-GAAP financial measures in assessing the Company’s performance, as well as in planning and forecasting future periods. The non-GAAP financial information is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies.

Among other limitations, Adjusted EBITDA and Adjusted Net Income do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; do not reflect income tax expense or benefit; and other companies in our industry may calculate Adjusted EBITDA and Adjusted Net Income differently than we do, which limits their usefulness as comparative measures. Because of these limitations, Adjusted EBITDA and Adjusted Net Income should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA and Adjusted Net Income on a supplemental basis. You should review the reconciliation of net income (loss) to Adjusted EBITDA and Adjusted Net Income below and not rely on any single financial measure to evaluate our business.

Array Technologies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(in thousands, except per share and share amounts)

	June 30, 2022	December 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$51,046	$367,670
Accounts receivable, net	457,900	236,009
Inventories, net	329,951	205,653
Income tax receivables	16,217	9,052
Prepaid expenses and other	52,831	33,649
Total current assets	907,945	852,033
Property, plant and equipment, net	17,802	10,692
Goodwill	378,706	69,727
Other intangible assets, net	421,862	174,753
Deferred tax assets	18,521	9,345
Other assets	30,573	26,429
Total assets	$1,775,409	$1,142,979

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable	$231,798	$91,392
Accounts payable - related party	478	610
Accrued expenses and other	51,072	38,494
Accrued warranty reserve	2,911	3,192
Income tax payable	3,034	60
Deferred revenue	167,556	99,575
Current portion of contingent consideration	—	1,773
Current portion of debt	51,494	4,300
Other current liabilities	6,949	5,909
Total current liabilities	515,292	245,305
Long-term liabilities
Deferred tax liability	84,819	—
Contingent consideration, net of current portion	7,686	12,804
Other long-term liabilities	9,723	5,557
Long-term warranty	4,056	—
Long-term debt, net of current portion	793,557	711,056
Total long-term liabilities	899,841	729,417
Total liabilities	1,415,133	974,722
Commitments and Contingencies
Series A Redeemable Perpetual Preferred Stock of $0.001 par value - 500,000 authorized; 412,606 and 350,000 shares issued as of June 30, 2022 and December 31, 2021, respectively; liquidation preference of $413.0 million and $350.0 million as of June 30, 2022 and December 31, 2021, respectively	293,974	237,462

Array Technologies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(in thousands, except per share and share amounts)

	June 30, 2022	December 31, 2021
Stockholders’ equity (deficit)
Preferred stock of $0.001 par value - 4,500,000 shares authorized; none issued as of June 30, 2022 and December 31, 2021	—	—
Common stock of $0.001 par value - 1,000,000,000 shares authorized; 150,279,160 and 135,026,940 shares issued as of June 30, 2022 and December 31, 2021, respectively	150	135
Additional paid-in capital	401,614	202,562
Accumulated deficit	(296,733)	(271,902)
Accumulated other comprehensive income	(38,729)	—
Total stockholders’ equity (deficit)	66,302	(69,205)
Total liabilities, redeemable perpetual preferred stock and stockholders’ equity	$1,775,409	$1,142,979

Array Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$424,929	$196,516	$725,515	$444,756
Cost of revenue	377,553	176,009	651,552	378,083
Gross profit	47,376	20,507	73,963	66,673

Operating expenses
General and administrative	31,509	15,113	71,336	39,786
Contingent consideration	(1,678)	(13)	(5,409)	135
Depreciation and amortization	24,389	5,981	47,041	11,965
Total operating expenses	54,220	21,081	112,968	51,886

Income (loss) from operations	(6,844)	(574)	(39,005)	14,787

Other expense
Other income (expense), net	(371)	(122)	372	(200)
Foreign currency gain (loss)	(1,736)	—	2,127	—
Interest expense	(8,021)	(6,651)	(14,963)	(15,660)
Total other expense	(10,128)	(6,773)	(12,464)	(15,860)
Loss before income tax benefit	(16,972)	(7,347)	(51,469)	(1,073)
Income tax benefit	(14,195)	(1,830)	(26,638)	(132)
Net loss	(2,777)	(5,517)	(24,831)	(941)
Preferred dividends and accretion	12,182	—	23,788	—
Net loss to common shareholders	$(14,959)	$(5,517)	$(48,619)	$(941)

Loss per common share
Basic	$(0.10)	$(0.04)	$(0.33)	$(0.01)
Diluted	$(0.10)	$(0.04)	$(0.33)	$(0.01)
Weighted average number of common shares
Basic	150,203	126,994	149,246	126,994
Diluted	150,203	126,994	149,246	126,994

Array Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited) (continued)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Cash flows from operating activities
Net loss	(2,777)	(5,517)	$(24,831)	$(941)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for (recovery of) bad debts	365	(16)	510	(551)
Deferred tax expense	(26,633)	(429)	(19,984)	(538)
Depreciation and amortization	24,556	6,483	47,579	12,964
Amortization of debt discount and issuance costs	1,576	1,532	3,286	5,118
Equity-based compensation	2,964	1,556	7,472	9,467
Contingent consideration	(1,678)	(13)	(5,409)	135
Warranty provision	621	123	1,215	425
Provision for inventory obsolescence	—	1,236	409	1,236
Changes in operating assets and liabilities, net of business acquisition
Accounts receivable	(67,344)	(25,393)	(111,612)	(30,393)
Inventories	(30,941)	(14,197)	(77,191)	(20,443)
Income tax receivables	14,862	(3,767)	(7,062)	9,236
Prepaid expenses and other	(6,336)	4,042	(376)	826
Accounts payable	15,094	9,178	74,645	(1,378)
Accounts payable - related party	—	(1,622)	(132)	(1,622)
Accrued expenses and other	(3,671)	(15,675)	3,356	(10,541)
Income tax payable	4,158	(10,881)	(4,602)	(8,814)
Lease liabilities	(1,385)	(179)	4,700	68
Deferred revenue	65,902	(38,422)	47,263	(98,363)
Net cash used in operating activities	(10,667)	(91,961)	(60,764)	(134,109)
Cash flows from investing activities
Purchase of property, plant and equipment	(1,538)	(630)	(3,895)	(1,200)
Acquisition of STI, net of cash acquired	(2)	—	(373,818)	—
Investment in equity security	—	(1,975)	—	(11,975)
Net cash used in investing activities	(1,540)	(2,605)	(377,713)	(13,175)
Cash flows from financing activities
Proceeds from Series A issuance	—	—	33,098	—
Proceeds from common stock issuance	—	—	15,885	—
Series A equity issuance costs	(400)	—	(575)	—
Common stock issuance costs	—	—	(450)	—
Payments on revolving credit facility	(33,000)	—	(33,000)	—
Proceeds from issuance of other debt	24,370	—	30,599	—

Array Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited) (continued)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Proceeds from revolving credit facility	49,000	102,000	101,000	102,000
Principal payments on debt	(18,009)	(1,075)	(22,377)	(31,075)
Contingent consideration	—	(7,810)	(1,483)	(7,810)
Debt issuance costs	—	—	—	(6,590)
Net cash provided by financing activities	21,961	93,115	122,697	56,525
Effect of exchange rate changes on cash and cash equivalent balances	(8,199)	—	(844)	—
Net change in cash and cash equivalents	1,555	(1,451)	(316,624)	(90,759)
Cash and cash equivalents, beginning of period	49,491	19,133	367,670	108,441
Cash and cash equivalents, end of period	$51,046	$17,682	$51,046	$17,682

Supplemental Cash Flow Information
Stock consideration paid for acquisition of STI	$—	$—	$200,224	$—

Array Technologies, Inc.
Adjusted EBITDA and Adjusted Net Income Reconciliation (unaudited)
(in thousands)
The following table reconciles net loss to common shareholders to Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net loss	$(2,777)	$(5,517)	$(24,831)	$(941)
Preferred dividends and accretion	12,182	—	23,788	—
Net loss to common shareholders	$(14,959)	$(5,517)	$(48,619)	$(941)
Other expense, net	2,107	122	(2,499)	200
Preferred dividends and accretion	12,182	—	23,788	—
Interest expense	8,021	6,651	14,963	15,660
Income tax benefit	(14,195)	(1,830)	(26,638)	(132)
Depreciation expense	616	608	1,204	1,212
Amortization of intangibles	24,163	5,875	46,716	11,752
Equity-based compensation	2,971	4,120	7,479	12,031
Contingent consideration	(1,678)	(13)	(5,409)	135
Legal expense(a)	1,733	99	2,779	143
M&A(b)	—	—	5,588	—
Other costs (c)	4,981	(224)	7,327	6,590
Adjusted EBITDA	$25,942	$9,891	$26,679	$46,650

(a) Represents certain legal fees and other related costs associated with (i) a patent infringement action against a competitor for which a judgement has been entered in our favor and successful defense of a related matter and (ii) An action against a competitor in connection with violation of a non-competition agreement and misappropriation of trade secrets, which has been settled subsequent to June 30, 2022 and (iii) actions filed against the company and certain officers and directors alleging violations of the Securities Exchange Acts of 1934 and 1933. We consider these costs not representative of legal costs that we will incur from time to time in the ordinary course of our business.

(b) Represents fees related to the acquisition of STI Norland.

(c) For the three months ended June 30, 2022, other costs represent (i) $2.8 million in remediation and damages incurred because of a shutdown of a key supplier due to a severe weather event, (ii) $1.3 million associated with the transition of CEOs as well as other one-time payroll related costs that we do not anticipate repeating in the future, (iii) $0.8 million related to certain professional fees incurred related to the integration of STI Norland. For the three months ended June 30, 2021, (i) reimbursement of certain professional fees & payroll related costs we do not expect to incur in the future of ($0.2) million. For the six months ended June 30, 2022, (i) $ $2.8 million in remediation and damages incurred because of a shutdown of a key supplier due to a severe weather event, (ii) $3.6 million associated with the transition of CEOs as well as other one-time payroll related costs that we do not anticipate repeating in the future, (iii) $0.9 million related to certain professional fees incurred related to integration. For the six months ended June 30, 2021, other costs represent (i) $3.2 million of one-time logistics charges incurred primarily due to weather events and port issues (ii) Certain costs associated with our IPO and Follow-on Offering of $1.7 million, (iii) Certain professional fees & payroll related costs we do not expect to incur in the future of $1.7 million.

Array Technologies, Inc.
Adjusted EBITDA and Adjusted Net Income Reconciliation (unaudited)
(in thousands)
The following table reconciles net loss to common shareholders to Adjusted Net Income:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net loss	$(2,777)	$(5,517)	$(24,831)	$(941)
Preferred dividends and accretion	12,182	—	23,788	—
Net loss to common shareholders	$(14,959)	$(5,517)	$(48,619)	$(941)
Amortization of intangibles	24,163	5,875	46,716	11,752
Amortization of debt discount and issuance costs	1,576	1,532	3,286	5,118
Preferred accretion	5,765	—	11,118	—
Equity based compensation	2,971	4,120	7,479	12,031
Contingent consideration	(1,678)	(13)	(5,409)	135
Legal expense(a)	1,733	99	2,779	143
M&A (b)	—	—	5,588	—
Other costs(c)	4,981	(224)	7,327	6,590
Income tax expense of adjustments(d)	(10,331)	(2,858)	(19,007)	(6,470)
Adjusted Net Income	$14,221	$3,014	$11,258	$28,358

Net (loss) per share of common stock
Basic and diluted	$(0.10)	$(0.04)	$(0.33)	$(0.01)
Weighted average number of shares of common stock
Basic and diluted	150,203	126,994	149,246	126,994
Adjusted net income per share of common stock
Basic	$0.09	$0.02	$0.08	$0.22
Diluted	$0.09	$0.02	$0.08	$0.22
Weighted average number of shares of common stock
Basic	150,203	126,994	149,246	126,994
Diluted	150,420	127,108	149,397	313,596

(a) Represents certain legal fees and other related costs associated with (i) a patent infringement action against a competitor for which a judgement has been entered in our favor and successful defense of a related matter and (ii) An action against a competitor in connection with violation of a non-competition agreement and misappropriation of trade secrets which has been settled subsequent to June 30, 2022, and (iii) actions filed against the company and certain officers and directors alleging violations of the Securities Exchange Acts of 1934 and 1933. We consider these costs not representative of legal costs that we will incur from time to time in the ordinary course of our business.

(b) Represents fees related to the acquisition of STI Norland.

(c) For the three months ended June 30, 2022, other costs represent (i) $2.8 million in remediation and damages incurred because of a shutdown of a key supplier due to a severe weather event, (ii) $1.3 million associated with the transition of CEOs as well as other one-time payroll related costs that we do not anticipate repeating in the future, (iii) $0.8 million related to certain professional fees incurred related to the integration of STI Norland. For

Array Technologies, Inc.
Adjusted EBITDA and Adjusted Net Income Reconciliation (unaudited)
(in thousands)
the three months ended June 30, 2021, (i) reimbursement of certain professional fees & payroll related costs we do not expect to incur in the future of ($0.2) million. For the six months ended June 30, 2022, (i) $2.8 million in remediation and damages incurred because of a shutdown of a key supplier due to a severe weather event, (ii) $3.6 million associated with the transition of CEOs as well as other one-time payroll related costs that we do not anticipate repeating in the future, (iii) $0.9 million related to certain professional fees incurred related to the integration of STI Norland. For the six months ended June 30, 2021, other costs represent (i) $3.2 million of one-time logistics charges incurred primarily due to weather events and port issues (ii) Certain costs associated with our IPO and Follow-on Offering of $1.7 million, (iii) Certain professional fees & payroll related costs we do not expect to incur in the future of $1.7 million.
(d) Represents the estimated tax impact of all Adjusted Net Income add-backs, excluding those which represent permanent differences between book versus tax.